Exhibit 107

Calculation of Filing Fee Table

           S-8

(Form Type)

                NovaBay Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share(3)	457(c), (h)	12,219	$2.44	$29,814.36	0.00014760	$4.40
Total Offering Amounts:					$29,814.36		$4.40
Total Fees Previously Paid:							—
Total Fee Offsets:							—
Net Fee Due:							$4.40

(1)

This represents an automatic increase in the number of shares of common stock of the registrant reserved for issuance under the NovaBay Pharmaceuticals, Inc. 2017 Omnibus Incentive Plan, pursuant to an evergreen provision contained in Section 4(a) therein. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may from time to time be offered or issued resulting from any stock splits, stock dividends, recapitalizations or other similar transactions.

(2)

This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of the registrant’s common stock on June 18, 2024, as reported by NYSE American LLC.